Exhibit 10.29

AMENDMENT NO. 2 TO LICENSE AGREEMENT

This amendment (the “Amendment No. 2”) is a modification of the License Agreement by and between University of Basel, having its principal place of business at Petersgraben 35, CH-4001 Basel, Switzerland (“UNIVERSITY”), and Hookipa Biotech GmbH, having its principal place of business at Helmut-Qualtinger-Gasse 2, 1030 Vienna, Austria (“LICENSEE”), effective as of October 15, 2020 (the "Agreement"), as first amended by and among the Parties by entering into a first amendment, effective July 11, 2022.

This Amendment No. 2 is made according to Article 10.6 of the Agreement. This Amendment No. 2 is to be construed consistently insofar as possible with the Agreement, but in the event of a conflict, this Amendment No. 2 shall take precedence. Any capitalized terms used herein shall have the same meaning as set forth for such terms in the Agreement, unless otherwise here defined.

The Parties hereby agree as follows:

1.

Article 3.1 (a) of the Agreement shall be amended so that in addition to the License Issue Fee an additional Amendment Signing Fee of one hundred fifty thousand Swiss Francs (CHF 150’000) is due upon execution of this Amendment No. 2.

2.

Article 3.1(b) of the Agreement shall be amended so that the License Maintenance Fee per calendar year 2022 is increased to hundred fifty thousand Swiss Francs (CHF 150’000), and the License Maintenance Fee per calendar year 2023 and any further calendar year is increased to two hundred thousand Swiss Francs (CHF 200’000).

3.	Article 3.1(c) of the Agreement shall be amended to add further Milestone Payments in the amounts payable according to the following schedule of events:

(i-A)	Fifty thousand Swiss Francs (CHF 50’000) upon completion of the work activities performed in relation to the diligence obligation specified in Article 3.2(a)(ii-A) of this Amendment No. 2;

(i-B)	hundred thousand Swiss Francs (CHF 100’000) upon completion of the work activities performed in relation to the diligence obligation specified in Article 3.2(a)(ii-B) of this Amendment No. 2;

(i-C)	hundred fifty thousand Swiss Francs (CHF 150’000) upon completion of the work activities performed in relation to the diligence obligation specified in Article 3.2(a)(iii) of this Amendment No. 2;

4.	Article 3.2(a) of the Agreement shall be amended by replacing subsections 3.2(a)(ii) and 3.2(a)(iii) by the following amended subsections 3.2(a)(ii-A), 3.2(a)(ii-B) and 3.2(a)(iii):

(ii-A)

perform all work activities set forth in Annex C to support selection of parental virus for generation of SplitC-based third vector candidate within 12 months after the effective date of this Amendment No. 2 as evidenced by fulfilment of the relevant criteria set forth in Annex C;

(ii-B)

perform all work activities set forth in Annex C to establish selected SplitC vector system at Hookipa within 12 months after reaching the milestone of Article 3.2(a)(ii-A) as evidenced by fulfilment of the relevant criteria set forth in Annex C;

(iii)

perform all work activities set forth in Annex C to render a product candidate based on the selected SplitC vector system “development-ready” within 12 months after reaching the milestone of Article 3.2(a)(ii-B) as evidenced by fulfilment of the relevant criteria set forth in Annex C;

5.	Article 3.2(b) of the Agreement shall be replaced in its entirety by the following:

(b)

In addition to the progress reports according to Article 4.1(a), the LICENSEE shall inform UNIVERSITY every three months (first time on 15 December 2022) by e-mail whether the work progresses according to the plan and criteria of Annex C and whether the achievement of the set milestones can realistically be expected from the then current point of view. Should it become evident that a milestone cannot be reached, then the LICENSEE will inform the UNIVERSITY accordingly as soon as reasonably practicable. In such an event, the Parties shall discuss and within forty-five (45) days agree on a suitable amendment to subsequent work packages and milestones under the development plan. In addition LICENSEE shall notify the UNIVERSITY of the achievement of the milestones of Articles 3.2(a)(ii-A), 3.2(a)(ii-B) and 3.2(a)(iii) by written report. The LICENSEE undertakes to provide a detailed report of the achievement of the three milestones and the results achieved in accordance with the plan and criteria of Annex C. Such reports shall be provided to UNIVERSITY within fifteen (15) days from the date of the deadline for reaching the respective milestone.

6.

For the avoidance of doubt the Parties hereby acknowledge and agree that the right under Article 3.2(c) to request one postponement of any one of the two milestones of Article 3.2(a)(ii) and (iii) has already been claimed by LICENSEE and that there are no longer any rights to postponements under this Article 3.2(c).

7.

For further avoidance of doubt, the Parties hereby acknowledge and agree that the right of LICENSEE under Article 3.2(d) to request a total of three (3) postponements of (any) one of the milestones of Article 3.2(a)(ii-A)- 3.2(a)(vi) by one year shall remain in full force and effect.

8.	Annex B of the Agreement shall be deleted in its entirety and the Diligence Criteria laid out in Appendix 1 to this Amendment No. 2 shall be added to the Agreement as Annex C.

9.	All other terms and conditions of the Agreement remain unchanged and in full force.

10.	This Amendment No. 2 shall enter into force on 15 September 2022 upon execution by both Parties.

IN WITNESS WHEREOF, the Parties hereby have executed this Amendment No. 2 the day and year herein written.

Hookipa Biotech GmbH	University of Basel

By:	By:
Name: Jörn Aldag	Name: Prof. Dr. Torsten Schwede
Title: CEO	Title: Vice President Research

Date:	Date:

University of Basel

By:
Name: Dr. Jürgen Rümmele
Title: Director of Finances

Date:

Appendix 1:

ANNEX C: Diligence Criteria and Split Development Plan

Description of work to be performed in order to obtain information required to enable decision making at the indicated decision points

1)Milestone of Article 3.2(a)(ii-A): Select parental virus for SplitC development

Work to be performed:

●	Generate SplitC vectors based on Tamiami virus (TAMV) and Tacaribe virus (TCRV)
●	Investigate immunogenicity of heterologous prime – boost regimens based on various combinations of TAMV, TCRV, LCMV, PICV-based SplitC vectors, respectively
●	Develop data package to allow for selection of either TAMV or TCRV for further development (e.g., vector-neutralizing antibody induction; homologous boosting potential; antigen expression levels in human cell lines; literature search on documented human infections / associated disease)
●	Test vector growth in GMP production cell line (growth curves in production cell line at multiple MOIs)

Decision Point: Select parental virus (e.g., TAMV or TCRV) for further development of SplitC-based vector candidate OR start alternative Split R&D program (e.g., SplitE)

It is understood between the Parties that LICENSEE’s diligence obligation defined in 3.2(a)(ii-A) shall also be deemed to be fulfilled if LICENSEE is able to prove by written evidence that the respective work has been diligently conducted using all resources reasonably required, however, the obtained results do not enable selection of one of the evaluated parental viruses for further development of a SplitC-based vector candidate. In such event, the Parties shall discuss and within forty-five (45) days agree on a suitable amendment to subsequent work packages and milestones under the development plan.

2)	Milestone of Article 3.2(a)(ii-B): Establish selected SplitC System at Hookipa

Work to be performed:

●	Generate research vectors encoding model antigens for immunogenicity and efficacy testing (e.g., SplitC vectors encoding E7E6/E7E6, Trp2/Trp2, E7E6/Trp2; Trp2/E7E6 and respective artARENA controls)
o	rescue efficiency in R&D & GMP system;
o	Growth kinetics and titer determination of vectors for preclinical testing.

●	Analyze transgene expression & transgene stability
o	Western blots; Serial passaging of vectors for 6 passages and analysis of transgene stability by double immunostaining and/or RT-PCR

●	Establish PMVS generation & test genetic stability of vectors
o	Adapt procedure from LCMV- and PICV-based artARENA vectors; test/adapt PMVS rescue; test/adapt plaque assay;

●	Safety / Immunogenicity
o	Safety analysis; if feasible, analysis of attenuation compared to wildtype and artARENA in mouse neurovirulence studies
o	To the extent possible: stability of attenuation in AGRAG mice
o	Immunogenicity of R&D vectors in non-tumor bearing mice to compare SplitC vectors described above to the corresponding artARENA (TAMV and TCRV) and artARENA (LCMV) controls, to verify non-inferiority.
◾	Compare immunogenicity of alternating prime boost regimen, e.g.,
-	TheraT(PICV)/TheraT(LCMV)/SplitC(TAMV or TCRV)
-	TheraT(PICV)/TheraT(LCMV)/TheraT(PICV)
●	Split Efficacy
o	Efficacy study in relevant tumor model (e.g., TC-1 or B16F10) in comparison to artARENA (single vector treatment) to demonstrate non-inferiority of SplitC compared to corresponding artARENA vectors, with simultaneous measurement of immunogenicity in tumor-bearing mice.

Decision Point: Go / No-Go Decision for Start of Development of the third vectorized virus for potential combination treatment (1) with either LCMV or Pichinde (in a two-vector system) or (2) with both, LCMV and Pichinde, in a three-vector system

It is understood between the Parties that LICENSEE’s diligence obligation defined in 3.2(a)(ii-B) shall also be deemed to be fulfilled if LICENSEE is able to prove by written evidence that the respective work has been diligently conducted using all resources reasonably required, however, the obtained results do not support start of development of the third vectorized virus. In such event, the Parties shall discuss and within forty-five (45) days agree on a suitable amendment to subsequent work packages and milestones under the development plan.

3)

Milestone of Article 3.2(a)(iii): Render product candidate based on selected SplitC System “Development-Ready” (Defined as a summarization of preclinical research & an assessment of suitability of drug candidate to enter development activities designed to enable regulatory authorization to enter clinical testing)

Work to be performed:

●	Select indication for 3-vector (or 2-vector) product
●	Analyze manufacturability (R&D simulation of PMVS rescues and testing of genetic stability of transgene of product candidate(s))
●	Qualify assays for selected SplitC System
●	Analyze immunogenicity of vectors (R&D material) at multiple doses (dose response)
●	Analyze efficacy of vectors (in case tumor model is available - unlikely) (dose response) Analyze recombination / reassortment of 3 vector system (pair-wise).

Decision Point: Go / No-Go Decision for Start of Development of product candidate based on selected SplitC System

It is understood between the Parties that LICENSEE’s diligence obligation defined in 3.2(a)(iii) shall also be deemed to be fulfilled if LICENSEE is able to prove by written evidence that the respective work has been diligently conducted using all resources reasonably required, however, the obtained results do not support start of development of the respective product candidate. In such event, the Parties shall discuss and within sixty (60) days agree on a suitable amendment to subsequent work packages and milestones under the development plan.